Exhibit 10.34

PULSE ELECTRONICS CORPORATION
12220 World Trade Drive
San Diego, California 92128

April 6, 2012

Mr. John R. D. Dickson
PO Box 1985
8049 Camino de Arriba
Rancho Santa Fe, CA 92067

Dear John,

This letter supersedes your relocation offer letter from Pulse Electronics Corporation (“Pulse” or the “Company”) dated March 23, 2011, as it may have been amended from time to time, which, except as expressly specified herein, shall have no force or effect after April 6, 2012.

Your employment after April 6, 2012 will continue on an at will basis.  Your title will remain as Senior Vice President, Chief Information Officer and Human Resources, and you shall report to the Chief Executive Officer and to the Board of Directors of the Company.  Your annual salary will remain at $225,000.00 until such time as the Board determines otherwise.  Paychecks are distributed semi-monthly.  You will earn four weeks of vacation on a pro rated basis throughout the year, subject to all the terms of Company policy.

You shall be entitled to other benefits, bonuses and perquisites as determined by the Board of Directors of the Company in its sole discretion or in accordance with any duly adopted plan, policy or program established by the Company, subject to the terms of those plans, policies or programs.  Currently, your own benefits entitlements include the Pulse Electronics Corporation Executive Severance Policy as well as group health, dental, life and long term disability insurance, 401(k) and a Flexible Spending Account (FSA).

The Company shall reimburse you for all reasonable business expenses incurred in carrying out your duties upon appropriate substantiation and documentation of such expenses and in accordance with the policies, practices and procedures of the Company as in effect from time to time.

The “Relocation Benefits and Incentive” and “Retreat Rights” set forth in your relocation offer letter dated March 23, 2011 shall remain in effect as follows: (1) if you voluntarily resign from the Company before July 1, 2013, you agree to reimburse the Company for the relocation benefits it paid pursuant to the March 23, 2011 offer letter unless a change of control and a material diminution of your authority, duties and responsibilities has occurred; and  (2) if your employment is terminated without cause, or if your authority, duties and responsibilities are materially diminished in connection with a change of control of the Company before July 1, 2013, the Company will pay for the reasonable costs to move you and your family from the San Diego area back to Illinois.  The term “cause” is relevant only to the “Relocation Benefits and Incentive” and “Retreat Rights” set forth in the first sentence of this paragraph.  Your employment with the Company has been and shall remain on an at will basis. For purposes of this paragraph, “cause” and “change of control” are defined respectively in Sections 2.05 and 2.07 of the Pulse Electronics Corporation Executive Severance Policy.

As a condition of your continued employment, you acknowledge that you have signed and returned to the Company a copy of its standard Confidential Information and Invention Assignment Agreement. You shall perform and discharge faithfully, diligently and to the best of your ability your duties and responsibilities to the Company, devote your full-time efforts to the business and affairs of the Company, and not devote time to activities or interests that would impair your ability to perform your obligations to the Company.

You shall at all times comply with and abide by the provisions of this at will letter, all applicable work policies, the Company's Statement of Principles Policy and Code of Conduct as in effect from time to time, and any and all procedures and rules as may be issued by Company from time to time, and you shall strive to comply with any and all federal, state and local statutes, regulations and public ordinances applicable to the performance of your duties.

Any legal action or proceeding with respect to your employment, except for those arising out of or relating to the standard Confidential Information and Invention Assignment Agreement, will be brought and, except as set forth below, any and all disputes, controversies, or claims (hereinafter “disputes”) arising out of or related to the employment relationship between you and the Company, shall be submitted for adjudication exclusively to arbitration before the American Arbitration Association (“AAA”), located in the city in which the Company is headquartered.  In agreeing to arbitration of any and all disputes, both you and the Company knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of AAA.  In such arbitration the Company shall pay the costs of the arbitrator. Any decision of the arbitrator resolving such dispute shall be final and binding upon the parties. This arbitration provision shall not be deemed to prohibit or restrict either party from initiating legal action in a court of competent jurisdiction to seek injunctive or other equitable relief, and excludes disputes arising out of or relating to the standard Confidential Information and Invention Assignment Agreement.

As with all Company employees, employment is “at will” and can be terminated by you or by the Company at any time with or without advance notice or “cause.”  This “at will” employment relationship can only be modified in a written agreement executed and delivered by you and an executive officer of the Company that has been duly authorized by the Board of Directors of the Company.  This paragraph contains the entire agreement between you and the Company regarding the right or ability of either you or the Company to terminate your employment with the Company.

We look forward to your continuing employment with the Company.  Please sign and return this letter to us by the close of business on the date hereof. This offer letter supersedes any previous discussion, agreement, or understanding between you and the Company regarding the subject matter of this letter.

PULSE ELECTRONICS CORPORATION
By:

/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

I hereby accept the above offer:

/s/ John R. D. Dickson	April 6, 2012
John R. D. Dickson	Date